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                       FOR:         Jarden Corporation

               APPROVED BY:         Martin E. Franklin
                                    Chairman and
                                    Chief Executive Officer
                                    914-967-9400

                   CONTACT:         Investor Relations:
                                    Suzanne Rosenberg/Melissa Myron/
                                    Athan Dounis
                                    Press: Evan Goetz
                                    FD Morgen-Walke
                                    212-850-5600


            JARDEN CORPORATION EXECUTIVE OFFICERS ADOPT 10b5-1 PLANS


         RYE, NY - NOVEMBER 1, 2002 - JARDEN CORPORATION (NYSE: JAH) today announced that Martin E. Franklin, Chairman and Chief Executive Officer, and Ian G.H. Ashken, Vice Chairman and Chief Financial Officer, adopted stock trading plans in accordance with guidelines specified by the Securities and Exchange Commission's Rule 10b5-1 under the Securities Exchange Act of 1934.


         A Rule 10b5-1 plan is designed to enable an executive to avoid any real or perceived conflict of interest while diversifying holdings in connection with the trading of company securities. The plan is established at a time when the executive does not have material inside information. Once a written plan is executed, the executive does not retain or exercise any discretion over shares traded under the plan. The broker administering the plan is authorized to trade company securities in volumes and at times determined independently by the broker subject to the limitations set forth in the plan. Messrs. Franklin and Ashken's 10b5-1 plans limit the volume of shares that may be sold in any calendar year to less than 20% of each executive's holdings including options.


         Jarden Corporation is a leading provider of niche consumer products used in home food preservation. Jarden's consumer products group is the U.S. market leader in home vacuum packaging systems and accessories, under the FoodSaver(R) brand and home canning and related products, primarily under the Ball(R), Kerr(R) and Bernardin(R) brands. Jarden's materials based group is the country's largest producer of zinc strip and manufactures plastics parts for other equipment manufacturers.


Note: This news release contains "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for Jarden's markets and the demand for its products. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary are included in the Company's periodic and other reports filed with the Securities and Exchange Commission.


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